Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 8, 2005 included in the Registration Statement (Form S-1) and related Prospectus of MediciNova, Inc. for the registration of its common shares to be filed with the Securities and Exchange Commission on or about November 22 , 2005.

/s/    ERNST & YOUNG LLP